Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 7, 2022. GS Finance Corp. $ EURO STOXX 50® Index-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a monthly payment date. The amount that you will be paid on your notes is based on the performance of the EURO STOXX 50® Index. The notes will mature on the stated maturity date (expected to be January 12, 2026), unless automatically called on the January 2023 observation date. Your notes will be automatically called if the closing level of the index is greater than or equal to 95% of the initial index level (set on the trade date, expected to be January 7, 2022, and may be higher or lower than the actual closing level of the index on that date) on every trading day during the period from but excluding the trade date to and including the January 2023 observation date. If your notes are automatically called, you will receive a payment on the payment date relating to the January 2023 observation date equal to the face amount of your notes plus the coupon then due (you will have received a coupon of at least $8.334 (set on the trade date) for each $1,000 face amount of your notes on each monthly payment date, as described below).

If the closing level of the index is greater than or equal to 95% of the initial index level on every trading day during the measurement period relating to a payment date (the period from but excluding the trade date to and including the observation date immediately preceding such payment date), you will receive on such payment date a coupon of at least $8.334 for each $1,000 face amount of your notes. Because of the automatic call feature, it will not be possible to receive a coupon of at least $8.334 after the eleventh measurement period.

If the closing level of the index is less than 95% of the initial index level on any trading day during the measurement period relating to a payment date, but greater than or equal to 90% of the initial index level on every trading day during such period, you will receive on such payment date a coupon of at least $5.556 (set on the trade date) for each $1,000 face amount of your notes.

If the closing level of the index is less than 90% of the initial index level on any trading day during the measurement period relating to a payment date but greater than or equal to 85% of the initial index level on every trading day during such period, you will receive on such payment date a coupon of at least $2.778 (set on the trade date) for each $1,000 face amount of your notes.

If the closing level of the index is less than 85% of the initial index level on any trading day during a measurement period, you will not receive a coupon on such payment date or on any subsequent payment date.

If the closing level of the index is less than the respective percentage of the initial index level identified above on any trading day during a measurement period, your coupon, if any, will be limited to the respective amount identified above on the related payment date and each subsequent payment date.

Observation dates are expected to be the 7th day of each month, commencing in February 2022 and ending in January 2026. Payment dates are the third business day after each observation date (provided that the payment date relating to the January 2023 observation date is the fourth business day after such observation date).

The amount that you will be paid on your notes at maturity, if the notes have not been automatically called, in addition to the final coupon, if any, is based on the performance of the index during the final measurement period and the index return. The index return is the percentage increase or decrease in the closing level of the index on the determination date (the final observation date, expected to be January 7, 2026) from the initial index level.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the closing level of the index is greater than or equal to 90% of the initial index level on every trading day during the measurement period, the sum of (i) $1,000 plus (ii) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.0526 times (d) the sum of the index return plus 5% (you could lose up to approximately 1.754% of the face amount of your notes if the final index level is below 95% of the initial index level);

•

if the closing level of the index is less than 90% of the initial index level on any trading day during the measurement period but is greater than or equal to 85% of the initial index level on every trading day during the measurement period, the sum of (i) $1,000 plus (ii) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.0526 times (d) the sum of the index return plus 5% plus (iii) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.1111 times (d) the sum of the index return plus 10% (you could lose up to approximately 5.361% of the face amount of your notes if the final index level is below approximately 92.432% of the initial index level); or

•

if the closing level of the index is less than 85% of the initial index level on any trading day during the measurement period, the sum of (i) $1,000 plus (ii) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.0526 times (d) the sum of the index return plus 5% plus (iii) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.1111 times (d) the sum of the index return plus 10% plus (iv) the product of (a) 1/3 times (b) $1,000 times (c) approximately 1.1765 times (d) the sum of the index return plus 15% (you could lose a significant portion of the face amount of your notes if the final index level is below approximately 89.815% of the initial index level).

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $950 and $980 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be January 12, 2022	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.     dated                    , 2022.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $950 and $980 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $           per $1,000 face amount).

Prior to              , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through           ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•	General terms supplement no. 2,913 dated June 17, 2021
•	Underlier supplement no. 25 dated October 26, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

INVESTMENT THESIS

The notes are designed for investors who:

•	believe that:
o

the closing level of the index will be greater than or equal to 95% of the initial index level on every trading day during the first eleven of the measurement periods (so that they will receive a coupon of at least $8.334 (set on the trade date) for each $1,000 face amount of their notes on all eleven of the first eleven payment dates);

o

the closing level of the index will be less than 95% of the initial index level on at least one trading day during the twelfth measurement period (so that their notes will not be automatically called on the January 2023 observation date), but will be greater than or equal to 90% of the initial index level on every trading day during the twelfth measurement period and each measurement period thereafter, except for the final measurement period (so that they will receive a coupon of at least $5.556 (set on the trade date) for each $1,000 face amount of their notes on the twelfth payment date and each payment date thereafter, except for the final payment date); and

o

the closing level of the index will be less than 85% of the initial index level on at least one trading day (excluding the determination date) during the final measurement period but no earlier measurement period, and the final index level will be greater than approximately 90.314% of the initial index level (in this case, investors will receive no coupon on the final payment date, but (a) will receive a cash settlement amount for each $1,000 face amount of the notes that exceeds $1,000 by more than at least $5.556 (set on the trade date) (i.e., by more than the highest contingent coupon that could have been paid for the final measurement period if the closing level of the index had not been less than 85% of the initial index level on such a trading day) and (b) will have greater participation in any positive index return from the initial index level to the final index level than if the closing level of the index had not been less than 85% of the initial index level on such a trading day).

•

want to receive a monthly contingent coupon (which may be either at least $8.334, at least $5.556 or at least $2.778 for each $1,000 face amount of the notes for the first eleven payment dates, and either at least $5.556 or at least $2.778 thereafter) if, on every trading day during the applicable measurement period, the closing level of the index is greater than or equal to a specified percentage of the initial index level (95%, 90% or 85%, with the highest percentage corresponding to the highest coupon and the lowest percentage corresponding to the lowest coupon), in exchange for bearing the risk of:

o	receiving no monthly coupons or few monthly coupons (including, potentially, coupons that are only at least $2.778 for each $1,000 face amount of the notes);
o

having the notes called after twelve months if, on every trading day during the first twelve measurement periods, the closing level of the index is greater than or equal to 95% of the initial index level (i.e., the risk of (i) having the notes automatically called on the January 2023 payment date and (ii) foregoing the benefit of any potential appreciation of the index through the determination date, even though a coupon was received on each of the twelve payment dates between January 2022 and January 2023); and

o	losing their entire investment in the notes.

CONSIDERATIONS FOR SECONDARY MARKET PURCHASERS

A purchaser of these notes in the secondary market should determine if the closing level of the index was less than 95%, 90% or 85% of the initial index level on any trading day from the day after the original trade date to the date of such secondary market purchaser’s purchase, as the secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive on the coupon payment dates or at maturity could be affected. Certain financial websites make index levels publicly available, which can be helpful in making such determination. If you would like assistance in making such determination, please call GS&Co. at (212) 902-0300.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057KNP4 / US40057KNP48

Company (Issuer):  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $      in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●

if the closing level of the underlier is greater than or equal to the intermediate threshold level on every trading day during the measurement period relating to the final coupon payment date, the sum of:

o	$1,000 plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the maximum buffer rate times (iv) the sum of (a) the underlier return plus (b) the maximum threshold amount;
●

if the closing level of the underlier is less than the intermediate threshold level on any trading day during the measurement period relating to the final coupon payment date but is greater than or equal to the minimum threshold level on every trading day during such measurement period, the sum of:

o	$1,000 plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the maximum buffer rate times (iv) the sum of (a) the underlier return plus (b) the maximum threshold amount plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the intermediate buffer rate times (iv) the sum of (a) the underlier return plus (b) the intermediate threshold amount; or
●	if the closing level of the underlier is less than the minimum threshold level on any trading day during the measurement period relating to the final coupon payment date, the sum of:
o	$1,000 plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the maximum buffer rate times (iv) the sum of (a) the underlier return plus (b) the maximum threshold amount plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the intermediate buffer rate times (iv) the sum of (a) the underlier return plus (b) the intermediate threshold amount plus
o	the product of (i) 1/3 times (ii) $1,000 times (iii) the minimum buffer rate times (iv) the sum of (a) the underlier return plus (b) the minimum threshold amount

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event:  a redemption event will occur if the closing level of the underlier is greater than or equal to the maximum threshold level on every trading day during the measurement period from but excluding the trade date to and including the call observation date

Initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on that date):

Final underlier level:  the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Underlier return:  the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Maximum threshold level: 95% of the initial underlier level

Maximum buffer rate: the quotient of the initial underlier level divided by the maximum threshold level, which equals approximately 105.26%

Maximum threshold amount: 5%

Intermediate threshold level: 90% of the initial underlier level

Intermediate buffer rate: the quotient of the initial underlier level divided by the intermediate threshold level, which equals approximately 111.11%

Intermediate threshold amount: 10%

Minimum threshold level: 85% of the initial underlier level

Minimum buffer rate: the quotient of the initial underlier level divided by the minimum threshold level, which equals approximately 117.65%

Minimum threshold amount: 15%

Measurement period:  with respect to a coupon payment date, each trading day from but excluding the trade date to and including the coupon observation date immediately preceding such coupon payment date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing. Notwithstanding the immediately preceding sentence, if the calculation agent determines that a market disruption event occurs or is continuing on the coupon observation date immediately preceding the applicable coupon payment date or that day is not otherwise a trading day, such coupon observation date, and therefore the last day for such measurement period, will be postponed as provided under “— Coupon observation dates” below.

Coupon:  with respect to a coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

•

if the closing level of the underlier is greater than or equal to the maximum threshold level on every trading day during the measurement period relating to such coupon payment date, the maximum threshold coupon amount (because of the automatic call feature, it will not be possible to receive the maximum threshold coupon amount after the twelfth coupon payment date);

•

if the closing level of the underlier is less than the maximum threshold level on any trading day during the measurement period relating to such coupon payment date, but greater than or equal to the intermediate threshold level on every trading day during such measurement period, the intermediate threshold coupon amount (because of the automatic call feature, the intermediate threshold coupon amount will be the highest contingent coupon that could be paid on any coupon payment date after the twelfth coupon payment date);

•

if the closing level of the underlier is less than the intermediate threshold level on any trading day during the measurement period relating to such coupon payment date but is greater than or equal to the minimum threshold level on every trading day during such measurement period, the minimum threshold coupon amount (because measurement periods include each trading day from each prior measurement period, if the closing level of the underlier is less than the intermediate threshold level on any trading day during the measurement period relating to such coupon payment date, the minimum threshold coupon amount will be the highest contingent coupon that could be paid on any coupon payment date after such coupon payment date); or

•

if the closing level of the underlier is less than the minimum threshold level on any trading day during the measurement period relating to such coupon payment date, $0 (because measurement periods include each trading day from each prior measurement period, if the closing level of the underlier is less than the minimum threshold level on any trading day during the measurement period relating to such coupon payment date, no coupon will be paid on any coupon payment date after such coupon payment date).

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Maximum threshold coupon amount (set on the trade date): at least $8.334 (at least 0.8334% monthly or the potential for up to at least approximately 10% per annum until the January 2023 coupon payment date)

Intermediate threshold coupon amount (set on the trade date): at least $5.556 (at least 0.5556% monthly or the potential for up to at least approximately 6.667% per annum)

Minimum threshold coupon amount (set on the trade date): at least $2.778 (at least 0.2778% monthly or the potential for up to at least approximately 3.334% per annum)

Trade date: expected to be January 7, 2022

Original issue date (set on the trade date): expected to be January 12, 2022

Determination date (set on the trade date): the last coupon observation date, expected to be January 7, 2026, subject to adjustment as described under “— Coupon observation dates” below.

Stated maturity date (set on the trade date): expected to be January 12, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation date (set on the trade date): expected to be the coupon observation date occurring in January 2023, subject to adjustment as described under “— Coupon observation dates” below

Call payment date (set on the trade date): expected to be the fourth business day after the call observation date, subject to adjustment as provided under “— Call observation dates” above

Coupon observation dates (set on the trade date): expected to be the 7th day of each month, commencing in February 2022 and ending in January 2026, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the coupon observation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled coupon observation date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing or such day is not a trading day, that day will nevertheless be the coupon observation date.

Coupon payment dates (set on the trade date):  expected to be the third business day after each coupon observation date (provided that the coupon payment date relating to the January 2023 coupon observation date is the fourth business day after such coupon observation date, and except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Coupon observation dates” above

Closing level:  for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Trading day: a day on which the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that underlier stock or those contracts, or
•	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date or the determination date, or such day is not a trading day, then such coupon observation date or the determination date will be postponed as described under “— Coupon observation dates” or “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the amount payable on a coupon payment date or the stated maturity date is not available on the last possible coupon observation date or the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), then the calculation agent will nevertheless determine the level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date, the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the applicable coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underlier.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underlier during a measurement period could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, what the closing level of the underlier will be on any trading day during any measurement period and what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date, as the case may be.  If you sell your notes in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Maximum threshold coupon amount	$8.334
Maximum threshold level	95% of the initial underlier level
Maximum buffer rate	approximately 105.26%
Maximum threshold amount	5%
Intermediate threshold coupon amount	$5.556
Intermediate threshold level	90% of the initial underlier level
Intermediate buffer rate	approximately 111.11%
Intermediate threshold amount	10%
Minimum threshold coupon amount	$2.778
Minimum threshold level	85% of the initial underlier level
Minimum buffer rate	approximately 117.65%
Minimum threshold amount	15%

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs during any measurement period, including on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the notes will be automatically called, the underlier return and the amount that we will pay on your notes, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier level at the time you purchase your notes.

For these reasons, the actual performance of the underlier over the life of your notes and the actual underlier level on any trading day during a measurement period, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” on page PS-21. Before investing in the notes, you should consult publicly available information to determine the level of the underlier between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Coupon Payments

The examples below show the hypothetical performance of the underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the lowest hypothetical closing level of the underlier during the applicable measurement period was the percentage of the initial underlier level shown.

Scenario 1

Hypothetical Measurement Period	Lowest Hypothetical Closing Level of the Underlier During the Applicable Measurement Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	$8.334
Second	80%	$0*
Third	79%	$0*
Fourth	79%	$0*
Fifth	79%	$0*
Sixth	72%	$0*
Seventh	72%	$0*
Eighth	70%	$0*
Ninth	70%	$0*
Tenth	70%	$0*
Eleventh	70%	$0*
Twelfth – Forty-Eighth	70%	$0*
	Total Hypothetical Coupons	$8.334

*No coupon can be paid with respect to this coupon payment date because a hypothetical closing level of the underlier during the second hypothetical measurement period is less than the minimum threshold level and each measurement period includes each trading day from each prior measurement period.

In Scenario 1, the lowest hypothetical closing level of the underlier fluctuates compared to the initial underlier level during each hypothetical measurement period.  Because the lowest hypothetical closing level of the underlier during the first hypothetical measurement period is greater than or equal to the maximum threshold level, the maximum threshold coupon amount is paid on the first hypothetical coupon payment date and the total of the hypothetical coupons in Scenario 1 is $8.334. Because the lowest hypothetical closing level of the underlier during the second hypothetical measurement period is less than the minimum threshold level, no coupon is paid with respect to the second hypothetical coupon payment date and, because each measurement period includes each trading day from each prior measurement period, no further coupons will be paid. The notes will not be automatically called and the overall return on your notes may be zero or less, or may be positive, depending on the final underlier level.

Scenario 2

Hypothetical Measurement Period	Lowest Hypothetical Closing Level of the Underlier During the Applicable Measurement Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	84%	$0*
Second	84%	$0*
Third	84%	$0*
Fourth	84%	$0*
Fifth	80%	$0*
Sixth	80%	$0*
Seventh	80%	$0*
Eighth	80%	$0*
Ninth	80%	$0*
Tenth	80%	$0*
Eleventh	80%	$0*
Twelfth – Forty-Eighth	80%	$0*
	Total Hypothetical Coupons	$0

*No coupon can be paid with respect to this coupon payment date because a hypothetical closing level of the underlier during the first hypothetical measurement period is less than the minimum threshold level and each measurement period includes each trading day from each prior measurement period.

In Scenario 2, the lowest hypothetical closing level of the underlier fluctuates compared to the initial underlier level during each hypothetical measurement period.  Because the lowest hypothetical closing level during the first hypothetical measurement period is less than the minimum threshold level and because each measurement period includes each trading day from each prior measurement period, you will not receive a coupon payment on any coupon payment date. Therefore, the total of the hypothetical coupons in Scenario 2 is $0. The notes will not be automatically called and the overall return you earn on your notes may be zero or less, or may be positive, depending on the final underlier level.

Scenario 3

Hypothetical Measurement Period	Lowest Hypothetical Closing Level of the Underlier During the Applicable Measurement Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	98%	$8.334
Second	92%	$5.556
Third	87%	$2.778
Fourth	86%	$2.778
Fifth	80%	$0*
Sixth	79%	$0*
Seventh	79%	$0*
Eighth	75%	$0*
Ninth	75%	$0*
Tenth	75%	$0*
Eleventh	75%	$0*
Twelfth – Forty-Eighth	70%	$0*
	Total Hypothetical Coupons	$19.446

*No coupon can be paid with respect to this coupon payment date because a hypothetical closing level of the underlier during the fifth hypothetical measurement period is less than the minimum threshold level and each measurement period includes each trading day from each prior measurement period.

In Scenario 3, the lowest hypothetical closing level of the underlier fluctuates compared to the initial underlier level during each hypothetical measurement period.  Because the lowest hypothetical closing level of the underlier during the first hypothetical measurement period is greater than or equal to the maximum threshold level, the maximum threshold coupon amount is paid on the first hypothetical coupon payment date. In addition, because the lowest hypothetical closing level of the underlier during the second hypothetical measurement period is less than the maximum threshold level, but greater than or equal to the intermediate threshold level, the intermediate threshold coupon amount is paid on the second hypothetical coupon payment date.

Further, because the lowest hypothetical closing level of the underlier during the third hypothetical measurement periods is less than the intermediate threshold level, but greater than or equal to the minimum threshold level, the minimum threshold coupon amount is paid on the third hypothetical coupon payment date. Because measurement periods include each trading day from each prior measurement period and the lowest hypothetical closing level of the underlier during the third hypothetical measurement period is less than the intermediate threshold level, the minimum threshold coupon amount will be the highest contingent coupon that could be paid on any hypothetical coupon payment date after the third hypothetical coupon payment date. The total of the hypothetical coupons paid in Scenario 3 is $19.446.

Because measurement periods include each trading day from each prior measurement period and the lowest hypothetical closing level of the underlier during the fifth hypothetical measurement period is less than the minimum threshold level, no further coupons will be paid. The notes will not be automatically called and the overall return on your notes may be zero or less, or may be positive, depending on the final underlier level.

Scenario 4

Hypothetical Measurement Period	Lowest Hypothetical Closing Level of the Underlier During the Applicable Measurement Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	$8.334
Second	105%	$8.334
Third	102%	$8.334
Fourth	101%	$8.334
Fifth	100%	$8.334
Sixth	98%	$8.334
Seventh	98%	$8.334
Eighth	97%	$8.334
Ninth	97%	$8.334
Tenth	97%	$8.334
Eleventh	96%	$8.334
Twelfth	95%	$8.334
	Total Hypothetical Coupons	$100.008

In Scenario 4, the lowest hypothetical closing level of the underlier fluctuates compared to the initial underlier level during each of the first twelve hypothetical measurement periods.  Because the lowest hypothetical closing level of the underlier during each hypothetical measurement period is greater than or equal to the maximum threshold level, the maximum threshold coupon amount is paid on each applicable coupon payment date and the total of the hypothetical coupons paid in Scenario 4 is $100.008. Because the hypothetical closing level of the underlier is greater than or equal to the maximum threshold level on every trading day from but excluding the trade date to and including the call observation date (i.e., through the twelfth measurement period), your notes will be automatically called. Therefore, on the hypothetical call payment date, in addition to the hypothetical coupon of $8.334, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on the call observation date (i.e., on at least one trading day during at least one of the first twelve measurement periods, the closing level of the underlier is less than the maximum threshold level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on the call observation date, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in column A represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, assuming that the closing level of the underlier is greater than or equal to the intermediate threshold level on every trading day during the measurement period, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in column B represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, assuming that the closing level of the underlier is less than the intermediate threshold level on one or more trading days during the measurement period but is greater than or equal to the minimum threshold level on every trading day during the measurement period, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in column C represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, assuming that the closing level of the underlier is less than the minimum threshold level on one or more trading days during the measurement period, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount* (as Percentage of Face Amount)
	Column A Lowest Hypothetical Closing Level of the Underlier During the Measurement Period is Greater Than Or Equal To the Intermediate Threshold Level	Column B Lowest Hypothetical Closing Level of the Underlier During the Measurement Period is Less Than the Intermediate Threshold Level but Greater Than Or Equal To the Minimum Threshold Level	Column C Lowest Hypothetical Closing Level of the Underlier During the Measurement Period is Less Than the Minimum Threshold Level
150.000%	119.298%	141.520%	167.011%
140.000%	115.789%	134.308%	155.877%
130.000%	112.281%	127.096%	144.743%
120.000%	108.772%	119.883%	133.609%
110.000%	105.263%	112.671%	122.474%
100.000%	101.754%	105.458%	111.340%
98.000%	101.053%	104.016%	109.114%
97.000%	100.702%	103.294%	108.000%
95.000%	100.000%	101.852%	105.773%
93.000%	99.298%	100.409%	103.547%
92.432%	99.099%	100.000%	102.914%
90.000%	98.246%	98.246%	100.206%
89.815%	N/A	98.112%	100.000%
87.000%	N/A	96.082%	96.866%
85.000%	N/A	94.639%	94.639%
75.000%	N/A	N/A	83.505%
50.000%	N/A	N/A	55.670%
25.000%	N/A	N/A	27.835%
0.000%	N/A	N/A	0.000%
* Does not include the final coupon, if any

If, for example, the notes have not been automatically called on the call observation date, the lowest hypothetical closing level of the underlier during the measurement period is greater than or equal to the intermediate threshold level and the final underlier level were determined to be 90.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 98.246% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 1.754% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

In addition, if, for example, the notes have not been automatically called on the call observation date, the lowest hypothetical closing level of the underlier during the measurement period is less than the intermediate threshold level but greater than or equal to the minimum threshold level and the final underlier level were determined to be 85.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 94.639% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 5.361% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

However, if, for example, the notes have not been automatically called on the call observation date, the lowest hypothetical closing level of the underlier during the measurement period is less than the minimum threshold level and the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.835% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.165% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day, the final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are automatically called, the actual initial underlier level, which we will set on the trade date, and on the actual closing level of the underlier on each trading day during the measurement periods and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 25 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 25 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on (i) the performance of the underlier during the final measurement period and (ii) the performance of the underlier as measured from the initial underlier level set on the trade date to the final underlier level on the determination date. If the notes are not automatically called, you may lose some or all of your investment in the notes.

If the closing level of the underlier is greater than or equal to the intermediate threshold level on every trading day during the final measurement period and the final underlier level is less than the maximum threshold level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) 1/3 times (ii) the maximum buffer rate times (iii) the sum of the underlier return plus the maximum threshold amount times (iv) $1,000. Thus, in this case you may lose up to approximately 1.754% of the face amount of your notes, which would exclude any premium to face amount you paid when you purchased the notes.

If the closing level of the underlier is less than the intermediate threshold level on any trading day during the final measurement period but is greater than or equal to the minimum threshold level on every trading day during the final measurement period and the final underlier level is less than approximately 92.432% of the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of (a) the product of (x) 1/3 times (y) the maximum buffer rate times (z) the sum of the underlier return plus the maximum threshold amount plus (b) the product of (x) 1/3 times (y) the intermediate buffer rate times (z) the sum of the underlier return plus the intermediate threshold amount times (ii) $1,000. Thus, in this case you may lose up to approximately 5.361% of the face amount of your notes, which would exclude any premium to face amount you paid when you purchased the notes.

If the closing level of the underlier is less than the minimum threshold level on any trading day during the final measurement period and the final underlier level is less than approximately 89.815% of the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of (a) the product of (x) 1/3 times (y) the maximum buffer rate times (z) the sum of the underlier return plus the maximum threshold amount plus (b) the product of (x) 1/3 times (y) the intermediate buffer rate times (z) the sum of the underlier return plus the intermediate threshold amount plus (c) the product of (x) 1/3 times (y) the minimum buffer rate times (z) the sum of the underlier return plus the minimum threshold amount times (ii) $1,000. Thus, in this case you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Receive a Coupon on Any Coupon Payment Date; If You Do Not Receive a Coupon on a Coupon Payment Date, You Also Will Not Receive a Coupon on Any Coupon Payment Date Thereafter

The potential to receive a coupon on a coupon payment date and any future coupon payment date may terminate at any time. Because it is possible for the closing level of the underlier to drop below the minimum threshold level on any trading day during any measurement period, you could lose your ability to receive any coupons during the term of the notes as early as the first day following the trade date. If the closing level of the underlier is less than the minimum threshold level on any trading day during the measurement period relating to a coupon payment date, you will not receive a coupon on the related coupon payment date and, because future measurement periods include each trading day from each prior measurement period, you also will not receive a coupon on any coupon payment date after such coupon payment date.  Therefore, if you do not receive a coupon on a coupon payment date, you also will not receive a coupon on any coupon payment date thereafter. The overall return you earn on your notes may be zero or less and such return may be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You should be aware that, with respect to any measurement period that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

It Is Not Possible to Receive the Maximum Threshold Coupon Amount After the Twelfth Coupon Payment Date; Further, the Coupon Paid In Respect of a Coupon Payment Date Will Never Exceed the Coupon Paid In Respect of Any Prior Coupon Payment Date

Because of the automatic call feature, it will not be possible to receive the maximum threshold coupon amount after the twelfth coupon payment date.  Rather, the intermediate threshold coupon amount will be the highest contingent coupon that could be paid on any coupon payment date after the twelfth coupon payment date.  However, because measurement periods include each trading day from each prior measurement period, if the closing level of the underlier is less than the intermediate threshold level on any trading day during the measurement period relating to a coupon payment date, the minimum threshold coupon amount will be the highest contingent coupon that could be paid on any coupon payment date on or after such coupon payment date.

Further, the coupon paid in respect of a coupon payment date, including any of the first twelve coupon payment dates, will never exceed the coupon paid in respect of any prior coupon payment date.  For example, if no coupon is paid with respect to the first coupon payment date, no coupon will be paid on any coupon payment date thereafter.  Similarly, if the minimum threshold coupon amount is paid with respect to the first coupon payment date, the minimum threshold coupon amount will be the highest contingent coupon that could be paid on any coupon payment date thereafter (and if on a subsequent coupon payment date no coupon is paid due to the closing level of the underlier during the related measurement period being less than the minimum threshold level, no coupon will be paid on any coupon payment date after such subsequent coupon payment date).

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on the call payment date if, on every trading day during the measurement period from but excluding the trade date to and including the call observation date, the closing level of the underlier is greater than or equal to the maximum threshold level. Therefore, the term for your notes may be reduced. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Coupon Does Not Reflect the Actual Performance of the Underlier

The coupon for each coupon payment date is determined by the lowest closing level of the underlier during the applicable measurement period and will potentially equal zero, the minimum threshold coupon amount, the intermediate threshold coupon amount or, in the case of the first twelve coupon payment dates only, the maximum threshold coupon amount. The coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing level of the underlier between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underlier that pays coupons based on the performance of the underlier from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the underlier;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-22 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underlier

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-35 of the accompanying underlier supplement no. 25.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2017 through January 5, 2022. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlier. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of      % of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on January 12, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

EURO STOXX 50® Index-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC